UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2019

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave.,

Suite 210

Las Vegas, Nevada 89135

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2019, 12 ReTech Corp., a Nevada corporation (the “Corporation”) entered into an Exchange of Equity Agreement (the “Exchange Agreement”) by and among Red Wire Group, LLC, a Utah limited liability company (“Red Wire”) and the members of Red Wire (the “Members”). Pursuant to the terms of the Exchange Agreement, at closing the Corporation will acquire (i) 75% of the membership interests of Red Wire in exchange for 54,000 shares of the Corporation’s Series D-6 Preferred Stock and (ii) the remaining 25% of the membership interests of Red Wire in exchange for 37,500 shares of the Corporation’s Series D-5 Preferred Stock.

The conversion of the Series D-6 Preferred Stock is subject to a leak-out provision whereby the Member has the right but not the obligation to convert a maximum of twenty-five percent (25%) or no greater than 13,500 shares of Series D-6 Preferred Stock after the 6-month anniversary of closing and thereafter an additional quantity of no greater than 13,500 shares of Series D-6 Preferred Stock every six months until all shares of Series D-6 Preferred Stock that are owned by Member have been converted. All Conversions, if any, are at Market Price with no discount to Market.

The conversion of Series D-5 Preferred Stock is available after the 6-month anniversary of closing, subject to the Corporation’s right of first refusal to purchase the Members’ Series D-5 Preferred Stock at face value plus accrued dividends within 10 days of receipt of said Members’ notice of exercise of the conversion rights of the Series D-5 Preferred Stock. The Members holding Series D-5 Preferred Stock have the right but not the obligation to exercise a put option back to the Corporation or its assignee for any remaining unconverted Series D-5 Preferred Stock at nine months after closing in the amount of $150,000 in the aggregate less any proceeds from the converted and sold shares that the Members holding Series D-5 Preferred Stock had received from any conversions. The Corporation will have 30 days from receipt of a put demand to repurchase all such tendered shares. This put option expires if unexercised 12 months after closing of the Exchange Agreement. All conversions, if any, are at Market Price with no discount to Market.

In no event shall any Member, together with their affiliates, own or have a right to receive more than 9.99% of the issued and outstanding shares of the Corporation’s common stock at any given time.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Series D-5 and Series D-6 Preferred Stock are set forth in the Corporation’s Current Report on Form 8-K and exhibits attached thereto previously filed with the Securities and Exchange Commission on January 11, 2019.

Red Wire will continue its operations uninterrupted following the closing and will retain key employees. The Exchange Agreement includes customary representations, warranties and covenants of the parties. The closing of the Exchange Agreement is subject to certain closing conditions, including that the Members have not materially misrepresented any of the representations contained in the Exchange Agreement and its exhibits. The Exchange Agreement may also be terminated by mutual consent of the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2019	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer